UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800

Cambridge, MA 02142

(Address of principal executive offices)

Registrant’s telephone number, including area code: (617) 500-7867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2015, Aegerion Pharmaceuticals, Inc. (the “Company”) announced the appointment of Gregory D. Perry as its chief financial officer, effective as of July 6, 2015, replacing David Aubuchon, the Company’s interim chief financial officer.

Mr. Perry, 54, has served as chief financial officer of Eleven Biotherapeutics, Inc. since January 2014. His resignation from Eleven Biotherapeutics will be effective on July 3, 2015. Prior to joining Eleven Biotherapeutics, Mr. Perry served as the interim chief financial officer of InVivo Therapeutics Holdings Corp. from September 2013 until December 2013. Prior to joining InVivo, he served as the executive vice president and chief financial officer and senior vice president and chief financial officer of ImmunoGen, Inc. from April 2011 until September 2013 and January 2009 until April 2011, respectively. Mr. Perry currently serves on the board of directors of Ocata Therapeutics, Inc., where he has been a director since December 2011. He received a B.A. in Economics and Political Science from Amherst College.

On June 26, 2015, the Company and Mr. Perry entered into an employment agreement (the “Employment Agreement”) with an effective date of July 6, 2015. Pursuant to the terms of the Employment Agreement, Mr. Perry will receive an annual base salary of $390,000, and he is eligible to receive an annual target bonus of up to 45% of his base salary. Mr. Perry also will receive a signing bonus of $85,000. In connection with his appointment, Mr. Perry will receive a grant of options to purchase 200,000 shares of the Company’s common stock, which options shall vest and become exercisable with respect to 50,000 shares on the first anniversary of the grant date, with the remaining options vesting ratably each month over the subsequent three years. The Company also agreed to reimburse Mr. Perry for certain commuting and relocation expenses for a period of up to 24 months. If the Company terminates Mr. Perry’s employment without cause or if Mr. Perry terminates his employment for good reason, he will be entitled to severance benefits equal to his base salary plus the Company portion of his health and dental insurance premium costs for one year.

There is no arrangement or understanding between Mr. Perry and any other person pursuant to which Mr. Perry was selected as the Company’s chief financial officer. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Perry has a direct or indirect material interest. There are no family relationships between Mr. Perry and any of the directors or officers of the Company or any of its subsidiaries.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders (the “Annual Meeting”) on June 25, 2015. At the Annual Meeting, the Company’s stockholders elected Sandford D. Smith, Paul Thomas and Anne VanLent as Class II directors, to serve on the Board of Directors of the Company until the Company’s 2018 Annual Meeting of Stockholders, and until their successors are duly elected and qualified. The voting results for this proposal were as follows:

	For	Withheld	Broker Non-Votes
Sandford D. Smith	19,779,782	3,603,628	2,383,833
Paul Thomas	19,726,790	3,656,620	2,383,833
Anne VanLent	19,779,909	3,603,501	2,383,833

In addition, at the Annual Meeting, the Company’s stockholders voted to approve the Company’s option to settle conversions of its 2.00% Convertible Senior Notes due 2019 issued in August 2014 in cash, shares of the Company’s common stock or through a combination of cash and common stock, at the Company’s election. The voting results for this proposal were as follows:

For	Against	Abstaining	Broker Non-Votes
20,465,370	686,566	2,231,474	2,383,833

The Company’s stockholders also voted to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The voting results for this proposal were as follows:

For	Against	Abstaining	Broker Non-Votes
25,611,679	152,686	2,878	0

Item 8.01. Other Events.

On June 25, 2015, the Company issued a press release announcing Mr. Perry’s appointment, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release dated June 25, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2015

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Anne Marie Cook

Anne Marie Cook
Senior Vice President, General Counsel and Secretary